Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This agreement (Agreement) is entered into between Robert Beechey (Employee) and Aspira Women's Health (Company).

1.Termination of Employment Relationship. The employment relationship between Employee and the Company terminated on Wednesday, November 30, 2022 (Termination Date). The Company may relieve Employee of all duties and place the Employee on administrative leave prior to the Termination Date by providing written notice. Employee no longer will be authorized to transact business or incur any expenses,  obligations, and liabilities on behalf of the Company after the earlier of being placed on administrative leave or the Termination Date. To remain eligible for continued leave status with pay during any leave, Employee must  remain available to work as requested by the Company. If Employee obtains other employment that would make Employee unavailable to be recalled to active duty by the Company, Employee must notify the Company of Employee's resignation before beginning a new job. Employee acknowledges (a) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a  final paycheck except as  provided in this Agreement; (b) Employee has reported to the Company any and  all work-related injuries incurred during employment; (c) the Company properly provided any leave of absence because of Employee's  or a  family member's  health  condition or military service and Employee has not been subjected to any improper treatment, conduct or actions due to a  request for or taking such leave; (d) Employee has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties; and (e) Employee does not have a  claim against the Company  or any Released Party for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of  retaliation against a person for reporting or opposing harassment or discrimination  whether or not  filed in a court or  government agency proceeding,  in an alternative dispute resolution forum,  or through the Company's internal  complaint process.

2.Separation Benefits. In  return for Employee's release of claims and other promises in this  Agreement, the Company will provide Employee the following separation benefits: options granted throughout your Service to the Company,  including through your consulting Agreement, ending May 31, 2023, shall accrue and vest through May 31,  2023. You shall have up through and until March 31, 2024 to exercise your options. For avoidance of doubt,  such accrued and vested options shall be considered outstanding options under Section 5.7 of the 20I9  Stock Incentive Plan ("Plan"), and any adjustments made under the Plan shall be applicable herein.

3.Unused/  Accrued Paid Time Off (PTO): You will receive unused accrued PTO as of your last day of employment (currently calculated at 96.00 hours equivalent to $12,923.08, as reflected in  ADP Time Off.

4.Release of Claims. In consideration of the separation benefits provided by the Company, Employee, for Employee personally and Employee's  representatives,  heirs, executors, administrators,  successors and assigns,  fully,  finally and forever  releases and discharges the Company and its affiliates, as well as their  respective successors,  assigns,  officers,  owners, directors,  agents,  representatives, attorneys,  insurers,  and employees (Released Parties), of and from all claims, demands,  actions, causes of action,  suits,  damages, losses, and expenses,  of any and every nature whatsoever, individually or as part of a group action,  known or unknown, as a

I

Exhibit 10.2

result of actions or om1ss10ns occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, claims  of unlawful  discrimination,  harassment, retaliation, or failure to accommodate; related to terms and conditions of employment;  for compensation or benefits; and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil  Rights  Act of 1866, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the  Family and Medical Leave Act (FMLA), the National Labor Relations  Act (NLRA), any amendments to the foregoing, or any other federal, state or local statute,  rule, ordinance, or regulation, as well as claims in equity or under the common law for tort,  breach of contract, wrongful discharge, defamation, emotional distress, and negligence or other unlawful behavior

5.Proprietary Information. Employee acknowledges  access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while working. Employee agrees not to make any such information known to any member of the public.  Employee further agrees to return to the Company prior to the Termination Date all confidential and proprietary information and all other Company property, such as office equipment, computers, cell phones, and security badges,  as well as all copies or excerpts of any property,  files or documents  obtained as a result of employment with the Company,  except those items that the Company specifically  agrees in writing to pennit Employee to retain.

6.Confidentiality. The nature and tenns of this Agreement are confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee's lawyer or accountant, a governmental agency, or Employee's immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement,  to prepare and file income tax forms, or as required by court order after reasonable  notice to the Company. Employee agrees to refer requests for references to the Company's Human Resources Department,  and the HR Department will provide the standard neutral reference in response to the request.

7.Cooperation. Employee agrees to cooperate with the Released Parties regarding matters within the knowledge or responsibility of Employee. Without limiting the foregoing, Employee agrees (a) to meet with a Released Party's representatives,  its counsel  or other designees  at mutually convenient times and places with respect to any items within the scope of this provision; (b) to provide truthful  testimony regarding same to any court,  agency,  or other adjudicatory body; and (c) to provide the Company with notice of contact by any non governmental adverse party or such adverse party's representative, except as may be required by law. The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

8.Non-Admission. This  Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be evidence of such liability,  wrongdoing, or unlawful discrimination.

9.Non-Disparagement. Employee agrees not to make statements to clients, customers, and suppliers of the Released Parties or to other members  of the public that are in any way disparaging or negative towards  the Released Parties  or their products and services.

10.No Future Association.    Employee waives any future association, employment,

Exhibit 10.2

contractual relationship, or any other relationship of any kind with any Released Party and agrees not to apply to any Released Party for employment or  a contractual relationship.

11.Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Employee to consult with an attorney prior to signing  this  Agreement. Employee has at least 21 days  to consider whether to sign this Agreement from the date Employee  receives this Agreement and any attached information (Consideration Period). If Employee signs and returns this Agreement before the end of the Consideration Period, it is  because Employee freely chose to do so after carefully considering its  terms, and Employee knowingly and voluntarily  waives the remainder of the Consideration Period. Employee further agrees that the  Company has  made no threats or promises to induce Employee to sign earlier. Additionally, Employee shall have seven days  from the date the Employee signs this Agreement to revoke this  Agreement by delivering a written notice of revocation to the same person  as Employee  returned this Agreement (Revocation Period). If the Revocation Period expires on a

_ weekend or holiday,  Employee will have  until the end of the  next business day to revoke. This Agreement will become effective on the  day after the end of the Revocation Period,  provided  Employee does  not revoke this Agreement (Effective Date). If Employee is age 40 or over and Employee's termination is  part of an employment termination program, the Company has attached information regarding  the class, unit,  or group of individuals covered by the employment termination program; the applicable eligibility factors and time limits; and a  list of the job titles and ages of all individuals  eligible or  selected for the employment termination program as well as  those who are not. Employee agrees with the Company that changes, whether material or immaterial,  do not restart the running of the Consideration Period.

12.Applicable Law and General Provisions. This  Agreement shall be interpreted under the  law of the  state in which Employee last worked for the Company. This Agreement including any attached information sets forth the entire agreement between the parties. Employee is not relying on any other agreements or oral representations not addressed in this document. Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except Employee's obligations  under previously signed agreements related to inventions, business ideas, confidentiality of corporate  information, unfair competition, and arbitration or other dispute resolution programs remain intact. The provisions of this Agreement are severable, and if any part of this  Agreement except the release of claims is found by a  court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The headings in this Agreement are for reference  only and shall not affect the substance of this  Agreement.

13.Protected Rights. Nothing in this Agreement is intended to waive claims (a) for unemployment or workers' compensation benefits, (b) for vested rights under ERISA covered employee benefit plans as applicable on the date Employee signs this Agreement,

(c) that may arise after Employee signs this Agreement, (d) for reimbursement of expenses under the Company's expense reimbursement policies, or (e) which cannot be released by private agreement. In addition,  nothing in this Agreement including but not limited to the acknowledgments, release of claims,  proprietary information,  return of property, confidentiality,  cooperation,  and non-disparagement provisions, (x) limits or affects Employee's right to challenge the validity of this Agreement under the ADEA or the OWBPA,  (y) prevents Employee from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or

Exhibit 10.2

other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a  subpoena or discovery request in court litigation or arbitration, or (z) limits Employee from exercising rights under Section 7  of the NLRA or similar state law to engage in protected, concerted activity with other employees, although by signing this Agreement

- Employee is waiving rights to individual relief (including backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee's behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited. Notwithstanding the confidentiality and non-disclosure obligations in this Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a  federal, state, or local government official, either directly or indirectly, or to an attorney,  and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set  forth in this Agreement.

Date: November 10, 2022	Name of Company Representative
	Address:35 Nutmeg Dr. Suite 260 Trumbull, CT 06611 Email: Fax No:	Signature /s/ Nicole Sandford

In exchange for the separation benefits  and other promises contained in this Agreement,  Employee is  entering into this Agreement voluntarily, deliberately,  and with all information needed to make an informed decision to enter this Agreement. The Company has provided Employee with the opportunity to ask  any questions regarding this Agreement and provided notice of and an opportunity to retain an attorney, or  Employee already is  represented by an attorney.

Date: November 10, 2022______	Name Printed: Robert Beechey	Signature: Robert Beechey